For more information contact:
                                            C. J. Monsma (919) 775-2201



FOR IMMEDIATE RELEASE


                    TRION, INC. COMPLETES ACQUISITION OF
                         HERRMIDIFIER COMPANY, INC.


Sanford, NC, August 30, 1996 -- TRION, INC. (NASDAQ: TRON)
Trion, Inc. completed the acquisition of Herrmidifier Company, Inc. for $3 million in Trion stock utilizing pooling of interests accounting.

Herrmidifier, headquartered in Lancaster, Pennsylvania with revenues of approximately $6 million in its latest fiscal year, manufactures humidification products for residential, commercial and industrial markets. The acquisition, completed on August 30, 1996, is part of Trion's strategic plan to complement its internal growth with acquisitions that strengthen its core business in the indoor air quality (IAQ) market.

In the third quarter 1996, Trion will take a one-time charge to cover acquisition and related costs as required for pooling of interests accounting and operating improvements.

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August 30, 1996
Trion, Inc.



Steven L. Schneider, President and CEO of Trion, Inc., stated: "This is a great fit. It is a sound, long-term purchase which strengthens our core business and fits our market strategy. It makes strategic sense and provides the opportunity for cost savings and cross-marketing between the two companies. We believe the synergies are substantial."

"The acquisition of Herrmidifier enhances Trion's growth opportunities and strengthens its position in the important residential market segment as well as the commercial/industrial area. Herrmidifier will operate as a wholly owned subsidiary and as the acquisition is integrated into Trion, we expect it to make a solid contribution to operating income and earnings per share."

Trion, the leader in indoor air quality (IAQ) since 1947, specializes in products that focus on health and safety with specific emphasis on the environment in industry and the home. Trion is a publicly traded company and is listed as TRON on the NASDAQ exchange.

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